SEEQ TECHNOLOGY INCORPORATED
                                                  EXHIBIT 11.1
                                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                                    (in thousands, except per share amounts)



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                                                         Three months ended             Six months ended
                                                       ______________________        ______________________

                                                       Mar. 31,       Mar. 31,       Mar. 31,      Mar. 31,
                                                         1995           1994           1995          1994
                                                       ________       ________       ________      ________

                                                             (Unaudited)                   (Unaudited)


PRIMARY
Earnings:
    Net income (loss)                                 $     470      $  (7,022)    $     964      $  (8,807)
    Add interest expense reduction
      (as determined by the modified
      treasury stock method)                                 12             --            64             --
                                                       ________       ________       ________      ________

    As adjusted                                       $     482      $  (7,022)    $   1,028      $  (8,807)


Shares:
    Number of common shares
      outstanding                                        26,353         23,816        26,353         22,809
    Add effect of dilutive
      options and warrants
      (as determined by the
      modified treasury
      stock method)                                         384             --           293             --
                                                       ________       ________       ________      ________

    As adjusted                                          26,737         23,816        26,646         22,809
                                                       ========       ========      ========       ========

Primary earnings per share                            $    0.02      $   (0.29)    $    0.04      $  (0.39)
                                                       ========       ========      ========       ========


FULLY DILUTED
Earnings:
    Net income                                        $     470                    $     964

                                                       ========                    =========

Shares:
    Number of common shares
      outstanding                                        26,353                       26,353
    Add incremental effect of
      dilutive options and
        warrants (as determined
        by the modified treasury
        stock method)                                     2,144                        2,104
                                                       ________                     ________

    As adjusted                                          28,497                       28,457
                                                       ========                    =========


Fully diluted earnings per share                    $      0.02                  $      0.03
                                                       ========                    =========


                                  22


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